EXHIBIT 99.3

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to inform the reader about matters affecting the financial condition and results of operations of Primerica, Inc. (the “Parent Company”) and its subsidiaries (collectively, "we" or the “Company”) for the three-year period ended December 31, 2011. As a result, the following discussion should be read in conjunction with the consolidated and combined financial statements and accompanying notes that are included herein. This discussion contains forward-looking statements that constitute our plans, estimates and beliefs. These forward-looking statements involve numerous risks and uncertainties, including, but not limited to, those discussed in “Risk Factors." Actual results may differ materially from those contained in any forward-looking statements.
This MD&A is divided into the following sections:

•	The Transactions

•	Business Trends and Conditions

•	Factors Affecting Our Results

•	Critical Accounting Estimates

•	Results of Operations

•	Financial Condition

•	Liquidity and Capital Resources
The Transactions
We refer to the corporate reorganization, the reinsurance transactions, the concurrent transactions and the private sale described below collectively as the “Transactions.”
The corporate reorganization. The Parent Company was incorporated in Delaware in October 2009 by Citi to serve as a holding company for the life insurance and financial product distribution businesses that we have operated for more than 30 years. At such time, we issued 100 shares of common stock to Citi. These businesses, which prior to April 1, 2010, were wholly owned indirect subsidiaries of Citi, were transferred to us in a reorganization pursuant to which we issued to a wholly owned subsidiary of Citi: (i) 74,999,900 shares of our common stock (of which 24,564,000 shares of common stock were subsequently sold by Citi in our IPO; 16,412,440 shares of common stock were subsequently sold by Citi in mid-April 2010 to Warburg Pincus for a purchase price of $230.0 million (the “private sale”); and 5,021,412 shares of common stock were immediately contributed back to us for equity awards granted to our employees and sales force leaders in connection with our IPO), (ii) warrants to purchase from us an aggregate of 4,103,110 shares of our common stock (which were transferred by Citi to Warburg Pincus pursuant to the private sale), and (iii) the Citi note. Prior to April 1, 2010, we had no material assets or liabilities. Upon completion of the Transactions, the Parent Company's primary asset was and continues to be the capital stock of its operating subsidiaries and its primary liability was and continues to be the Citi note.
The reinsurance transactions. In March 2010, we entered into coinsurance agreements (the “Citi reinsurance agreements”) with two affiliates of Citi and Prime Re, then a wholly owned subsidiary of Primerica Life (collectively, the “Citi reinsurers”). We refer to the execution of these agreements as the “Citi reinsurance transactions.” Under these agreements, we ceded between 80% and 90% of the risks and rewards of our term life insurance policies that were in force at year-end 2009. We also transferred to the Citi reinsurers the account balances in respect of the coinsured policies and approximately $4.0 billion of assets to support the statutory liabilities assumed by the Citi reinsurers, and we distributed to Citi all of the issued and outstanding common stock of Prime Re. As a result, the Citi reinsurance transactions reduced the amount of our capital and substantially reduced our insurance exposure. We retained our operating platform and infrastructure and continue to administer all policies subject to these coinsurance agreements.
The concurrent transactions. During the first quarter of 2010, we declared distributions to Citi of approximately $703 million. We also recognized the income attributable to the policies underlying the Citi reinsurance transactions as well as the income earned on the invested assets backing the reinsurance balances and the extraordinary dividends declared in the first quarter. These items were reflected in the statement of income for the three months ended March 31, 2010. Furthermore, because the Citi reinsurance transactions were given retroactive effect back to

EX 99.3-1

January 1, 2010, we recognized a return of capital on our balance sheet for the income earned on the reinsured policies during the three months ended March 31, 2010.
In April 2010, we completed the following additional concurrent transactions:

•	we completed the IPO pursuant to the Securities Act of 1933, as amended, and our stock began trading under the ticker symbol “PRI” on the NYSE;

•
we issued equity awards for 5,021,412 shares of our common stock to certain of our employees, including our officers, and certain of our sales force leaders, including 221,412 shares which were issued upon conversion of existing equity awards in Citi shares that had not yet fully vested; and

•	Citi accelerated vesting of certain existing Citi equity awards triggered by the IPO and the private sale.
Additionally, we made elections with an effective date of April 1, 2010 under Section 338(h)(10) of the Internal Revenue Code (the “Section 338(h)(10) elections”), which resulted in reductions to stockholders’ equity of $174.7 million and corresponding adjustments to deferred tax balances.
During the first quarter of 2010, our federal income tax return was included as part of Citi’s consolidated federal income tax return. On March 30, 2010, in anticipation of our corporate reorganization, we entered into a tax separation agreement with Citi. In accordance with the tax separation agreement, Citi is responsible for, and shall indemnify and hold the Company harmless from and against, any consolidated, combined, affiliated, unitary or similar federal, state or local income tax liability with respect to the Company for any taxable period ending on or before April 7, 2010, the closing date of the IPO.
The private sale. In February 2010, Citi entered into a securities purchase agreement with Warburg Pincus and us pursuant to which, in mid-April 2010, Citi sold to Warburg Pincus 16,412,440 shares of our common stock and warrants to purchase from us 4,103,110 additional shares of our common stock. The warrants have a seven-year term and an exercise price of $18.00 per share.
Period-over-period comparability. Due to the timing of these transactions and their impact on our financial position and results of operations, period-over-period comparisons will reflect significant non-comparable accounting transactions and account balances. The most significant accounting transaction was the reinsurance transactions described above, which affected both the size and composition of our balance sheet and statement of income. Additionally, the corporate reorganization and the concurrent transactions had a significant impact on the composition of our balance sheet. As a result, our statements of income for the years ended December 31, 2011 and 2010 present income that is significantly lower than in 2009.
From a statement of income perspective, the Transactions impacted ceded premiums, net premiums, net investment income, benefits and claims, amortization of DAC, insurance commissions, insurance expenses, interest expense and income taxes. Actual results for periods ended prior to April 1, 2010 will not be indicative of or comparable to future actual results. Furthermore, actual results for the year ended December 31, 2010 will not be comparable to results in future years as they are affected by the inclusion of three months of operations prior to the Transactions.

Business Trends and Conditions
The relative strength and stability of financial markets and economies in the United States and Canada affect our growth and profitability. Our business is, and we expect will continue to be, influenced by a number of industry-wide and product-specific trends and conditions.
Economic conditions, including high unemployment levels and low levels of consumer confidence, influence investment and spending decisions by middle income consumers, our primary clients. These conditions and factors also impact prospective recruits’ perceptions of the business opportunity that becoming a Primerica sales representative offers, which can drive or dampen recruiting. Consumer spending and borrowing levels remain under pressure, as consumers take a more conservative financial posture including reevaluating their savings and debt management goals. As overall market and economic conditions have improved and stabilized from the lows experienced during the recent economic downturn, sales and the value of consumer investment products across a wide spectrum of asset classes have improved.
Recruiting and Sales Representatives. Recruiting increased in 2011 to 244,756 new recruits from 231,390 new recruits in 2010, benefiting from a surge in new recruits following our North American convention held in June 2011 at the Georgia Dome in Atlanta. We believe that the surge resulted from both a promotion that lowered the Independent Business Application ("IBA") licensing fee charged to new recruits from $99 to $50 through the end of July 2011 and new product and field technology initiatives announced at the 2011 convention.

EX 99.3-2

Our ability to increase the size of our sales force is largely based on the success of our recruiting efforts and our ability to train and motivate recruits to get licensed. We believe that recruiting levels are an important advance indicator of sales force trends, and growth in recruiting is usually indicative of future growth in the overall size of the sales force. However, because new recruits do not always obtain licenses, recruiting results do not always result in commensurate increases in the size of our licensed sales force.
The size of our life-licensed sales force declined to 91,176 sales representatives as of December 31, 2011 from 94,850 sales representatives at December 31, 2010 as new life license growth lagged recruiting growth primarily due to a reduction in the licensing pull-through rate and an increase in terminations. Historically, our pull-through rate following a recruiting surge has been lower than in other periods.
Term Life Insurance Product Sales and Face Amount In Force. We issued 237,535 new life insurance policies in 2011, compared with 223,514 new policies in 2010. Sales of our term life insurance products increased in 2011 largely as a result of our June 2011 introduction of TermNow, our new rapid issue term life insurance product for face values of $250,000 and below, and increased productivity coming out of our 2011 convention.
While our average issued face amount was approximately $248,400 in 2011 compared with approximately $267,000 in 2010, total face amount in force increased to approximately $664.96 billion as of December 31, 2011 compared with approximately $656.79 billion a year ago, largely due to persistency that continued to improve relative to prior year and the stronger Canadian dollar. These drivers were partially offset by the decline in the average face amount of our newly issued policies, primarily as a result of TermNow sales.
Investment and Savings Product Sales and Asset Values. Investment and savings products sales were higher in 2011, totaling $4.27 billion, compared with $3.62 billion in 2010. We believe the increase in sales reflects the impact of internal exchanges for variable annuities offering enhanced guarantee terms as well as increasing demand for our products as a result of improving financial market conditions.
The assets in our clients’ accounts are invested in diversified funds comprised mainly of U.S. and Canadian equity and fixed-income securities. The average value of assets in client accounts increased to $34.87 billion in 2011, from $31.91 billion in 2010, while the period-end asset value declined to $33.66 billion at December 31, 2011, compared with $34.87 billion a year ago. The 2011 decrease in period-end asset values relative to the 2011 increase in average client asset values reflects the magnitude and timing of current and prior-year market movements.
Invested Asset Portfolio Size and Yields. Our portfolio continues to reflect strong market value gains as interest rates and spreads continue to remain low. As of December 31, 2011, our invested assets, excluding policy loans and cash, had a cost or amortized cost basis of $1.83 billion and a net unrealized gain of $153.2 million, compared with $1.95 billion at cost or amortized cost and net unrealized gain of $157.4 million at December 31, 2010.

Factors Affecting Our Results
Term Life Insurance Segment. Our Term Life Insurance segment results are primarily driven by sales, accuracy of our pricing assumptions, terms and use of reinsurance, investment income and expenses.
Sales and policies in force. Sales of new term policies and the size and characteristics of our in-force book of policies are vital to our results over the long term. Premium revenue is recognized when due over the term of the policy and acquisition expenses are generally deferred and amortized ratably with the level premiums of the underlying policies. However, because we incur significant cash outflows at or about the time policies are issued, including the payment of sales commissions and underwriting costs, changes in life insurance sales volume will have a more immediate effect on our cash flows.

EX 99.3-3

Historically, we have found that while sales volume of term life insurance products may vary between fiscal periods based on a variety of factors, the productivity of our individual sales representatives remains within a relatively narrow range and, consequently, our sales volume over the longer term generally correlates to the size of our sales force. The average number of life-licensed sales representatives and the number of term life insurance policies issued, as well as the average monthly rate of new policies issued per life-licensed sales representative, were as follows:

	Year ended December 31,
	2011		2010	2009
Average number of life-licensed sales representatives	91,855		96,840	100,569
Number of new policies issued	237,535		223,514	233,837
Average monthly rate of new policies issued per life-licensed sales representative	0.22x	(1)	0.19x	0.19x
____________________
(1) Our 2011 processing cycle provided five additional days of policy processing. Excluding the policies processed during these additional days, the average monthly rate of new policies issued per life licensed sales representative would have been .21x for 2011.
During 2011, the increased productivity of our individual sales representatives was driven by the post-convention recruiting surge discussed earlier and sales of our new TermNow product. The elevated level of new recruits generated more warm market referrals and sales opportunities as new recruits set appointments with their field trainers to begin the sales training process. Further, our new TermNow product uses prescription databases to begin the underwriting process in real time at the point of application so TermNow policies are issued faster than our prior products which required oral fluid testing. This underwriting process has led to an increase in, and acceleration of, issued policies since the introduction of TermNow in June 2011. As a result of these two factors, productivity for 2011 was at the high end of our historical range.
Pricing assumptions. Our pricing methodology is intended to provide us with appropriate profit margins for the risks we assume. We determine pricing classifications based on the coverage sought, such as the size and term of the policy, and certain policyholder attributes, such as age and health. In addition, we utilize unisex rates for our term life insurance policies. The pricing assumptions that underlie our rates are based upon our best estimates of mortality, persistency and investment yields at the time of issuance, sales force commission rates, issue and underwriting expenses, operating expenses and the characteristics of the insureds, including sex, age, underwriting class, product and amount of coverage. Our results will be affected to the extent there is a variance between our pricing assumptions and actual experience.

•
Persistency. We use historical experience to estimate pricing assumptions for persistency rates. Persistency is a measure of how long our insurance policies stay in force. As a general matter, persistency that is lower than our pricing assumptions adversely affects our results over the long term because we lose the recurring revenue stream associated with the policies that lapse. Determining the near-term effects of changes in persistency is more complicated. When persistency is lower than our pricing assumptions, we must accelerate the amortization of DAC. The resultant increase in amortization expense is offset by a corresponding release of reserves associated with lapsed policies, which causes a reduction in benefits and claims expense. The reserves associated with a given policy will change over the term of such policy. As a general matter, reserves are lowest at the inception of a policy term and rise steadily to a peak before declining to zero at the expiration of the policy term. Accordingly, depending on when the lapse occurs in relation to the overall policy term, the reduction in benefits and claims expense may be greater or less than the increase in amortization expense and, consequently, the effects on earnings for a given period could be positive or negative. Persistency levels are meaningful to our results to the extent actual experience deviates from the persistency assumptions used to price our products.

•
Mortality. We use historical experience to estimate pricing assumptions for mortality. Our profitability is affected to the extent actual mortality rates differ from those used in our pricing assumptions. We mitigate a significant portion of our mortality exposure through reinsurance. Variances between actual mortality experience and the assumptions and estimates used by our reinsurers affect the cost and, potentially, the availability of reinsurance.

•
Investment Yields. We generally use a level investment yield rate which reflects yields currently available. For 2011 and 2010 new issues, we are using an increasing interest rate assumption to reflect the historically low interest rate environment. Both the DAC asset and the reserve liability increase with the assumed investment yield rate. Since the DAC asset is higher than the reserve liability in the early years of a policy, a lower assumed investment yield generally will result in lower profits. In the later years, when the

EX 99.3-4

reserve liability is higher than the DAC asset, a lower assumed investment yield generally will result in higher profits. Actual investment yields will impact the net investment income allocated to the Term Life Insurance segment, but will not impact the DAC asset or reserve liability.
Reinsurance. We use reinsurance extensively, which has a significant effect on our results of operations. Since the mid-1990s, we have reinsured between 60% and 90% of the mortality risk on our U.S. term life insurance policies on a quota share YRT basis. We have not generally reinsured the mortality risk on Canadian term life insurance polices. YRT reinsurance permits us to fix future mortality exposure at contractual rates by policy class. To the extent actual mortality experience is more or less favorable than the contractual rate, the reinsurer will earn incremental profits or bear the incremental cost, as applicable. In contrast to coinsurance, which is intended to eliminate all risks (other than counterparty risk of the reinsurer) and rewards associated with a specified percentage of the block of policies subject to the reinsurance arrangement, the YRT reinsurance arrangements we enter into are intended only to reduce volatility associated with variances between estimated and actual mortality rates.
On March 31, 2010, we entered into various coinsurance agreements with the Citi reinsurers to cede between 80% and 90% of our term life insurance policies that were in force at year-end 2009 as part of our corporate reorganization.
The effect of our reinsurance arrangements on ceded premiums and benefits and expenses on our statement of income follows:

•
Ceded premiums. Ceded premiums are the premiums we pay to reinsurers. These amounts are deducted from the direct premiums we earn to calculate our net premium revenues. Similar to direct premium revenues, ceded coinsurance premiums remain level over the initial term of the insurance policy. Ceded YRT premiums increase over the period that the policy has been in force. Accordingly, ceded YRT premiums generally constitute an increasing percentage of direct premiums over the policy term.

•	Benefits and claims. Benefits and claims include incurred claim amounts and changes in future policy benefit reserves. Reinsurance reduces incurred claims in direct proportion to the percentage ceded.

•	Amortization of DAC. Amortization of DAC is reduced on a pro-rata basis for the business coinsured with Citi. There is no impact on amortization of DAC associated with our YRT contracts.

•	Insurance expenses. Insurance expenses are reduced by the allowances received from coinsurance, including the business reinsured with Citi.
We may alter our reinsurance practices at any time due to the unavailability of YRT reinsurance at attractive rates or the availability of alternatives to reduce our risk exposure. We presently intend to continue ceding approximately 90% of our U.S. mortality risk on new business issued subsequent to the Citi reinsurance transactions.
Net investment income. Term Life Insurance segment net investment income is composed of two elements: allocated net investment income and the market return associated with the deposit asset underlying the 10% reinsurance agreement we executed in connection with the Transactions. We allocate net investment income by applying the ratio of: (i) the book value of the invested assets allocated to the Term Life Insurance segment to the book value of the Company’s total invested assets to (ii) total net investment income, net of the income associated with the 10% reinsurance agreement. Invested assets are allocated to the Term Life Insurance segment based on the book value of the invested assets necessary to meet statutory reserve requirements and our targeted capital objectives. Net investment income is also impacted by the performance of our invested asset portfolio and the market return on the deposit asset which can be affected by interest rates, credit spreads and the mix of invested assets.
Expenses. Results are also affected by variances in client acquisition, maintenance and administration expense levels.
Investment and Savings Products Segment. Our Investment and Savings Products segment results are primarily driven by sales, the value of assets in client accounts for which we earn ongoing management, service and distribution fees and the number of fee generating accounts we administer.
Sales. We earn commissions and fees, such as dealer re-allowances, and marketing and support fees, based on sales of mutual fund products and annuities. Sales of investment and savings products are influenced by the overall demand for investment products in the United States and Canada, as well as by the size and productivity of our sales force. We generally experience seasonality in our Investment and Savings Products segment results due to

EX 99.3-5

our high concentration of sales of retirement account products. While we believe the size of our sales force is a factor in driving sales volume in this segment, there are a number of other variables, such as economic and market conditions, that may have a significantly greater effect on sales volume in any given fiscal period.
Asset values in client accounts. We earn marketing and distribution fees (trail commissions or, with respect to U.S. mutual funds, 12b-1 fees) and management fees on mutual fund, annuity, managed account and segregated funds products based on asset values in client accounts. Our investment and savings products primarily consist of funds composed of equity securities. Asset values are influenced by new product sales, ongoing contributions to existing accounts, redemptions and changes in equity markets, net of expenses.
Accounts. We earn recordkeeping fees for administrative functions we perform on behalf of several of our mutual fund providers and custodial fees for services as a non-bank custodian for certain of our mutual fund clients’ retirement plan accounts.
Sales Mix. While our investment and savings products all have similar long-term earnings characteristics, our results in a given fiscal period will be affected by changes in the overall mix of products within these broad categories. Examples of changes in the sales mix that influence our results include the following:

•
sales of a higher proportion of mutual fund products of the several mutual fund families for which we act as recordkeeper will generally increase our earnings because we are entitled to recordkeeping fees on these accounts;

•
sales of variable annuity products in the United States will generate higher revenues in the period such sales occur than sales of other investment products that either generate lower upfront revenues or, in the case of segregated funds, no upfront revenues;

•	sales and administration of a higher proportion of mutual funds that enable us to earn marketing and support fees will increase our revenues and profitability;

•	sales of a higher proportion of retirement products of several mutual fund families will tend to result in higher revenue generation due to our ability to earn custodial fees on these accounts; and

•
sales of a higher proportion of managed accounts products will generally extend the length of time over which revenues can be earned because we are entitled to revenues based on assets under management for these accounts.

Corporate and Other Distributed Products Segment. We earn revenues and pay commissions and referral fees for various other insurance products, prepaid legal services and other financial products, all of which are originated by third parties. NBLIC, our New York life insurance subsidiary, also underwrites a mail-order student life policy and a short-term disability benefit policy, neither of which is distributed by our sales force, and has in-force policies from several discontinued lines of insurance.
The Corporate and Other Distributed Products segment is affected by corporate income and expenses not allocated to our other segments, net investment income (other than net investment income allocated to our Term Life Insurance segment), general and administrative expenses (other than expenses that are allocated to our Term Life Insurance or Investment and Savings Products segments), management equity awards, equity awards granted to our sales force leaders at the time of our IPO, interest expense on the Citi note and realized gains and losses on our invested asset portfolio.

Critical Accounting Estimates
We prepare our financial statements in accordance with U.S. GAAP. These principles are established primarily by the FASB. The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions based on currently available information when recording transactions resulting from business operations. Our significant accounting policies are described in Note 1 to our consolidated and combined financial statements. The most significant items on the balance sheet are based on fair value determinations, accounting estimates and actuarial determinations which are susceptible to changes in future periods and which affect our results of operations and financial position.
The estimates that we deem to be most critical to an understanding of our results of operations and financial position are those related to the valuation of investments, reinsurance, DAC, future policy benefit reserves, and income taxes. The preparation and evaluation of these critical accounting estimates involve the use of various

EX 99.3-6

assumptions developed from management’s analyses and judgments. Subsequent experience or use of other assumptions could produce significantly different results.
Invested Assets
We hold primarily fixed-maturity securities, including bonds and redeemable preferred stocks, and equity securities, including common and non-redeemable preferred stock. We have classified these invested assets as available-for-sale, except for the securities of our U.S. broker-dealer subsidiary, which we have classified as trading securities. All of these securities are carried at fair value.
Fair value. Fair value is the price that would be received upon the sale of an asset in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We classify and disclose all invested assets carried at fair value in one of the following three categories:

•	Level 1. Quoted prices for identical instruments in active markets;

•
Level 2. Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•	Level 3. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
As of each reporting period, we classify all invested assets in their entirety based on the lowest level of input that is significant to the fair value measurement. Significant levels of estimation and judgment are required to determine the fair value of certain of our investments. The factors influencing these estimations and judgments are subject to change in subsequent reporting periods. The fair value and hierarchy classifications of our invested asset portfolio were as follows:

	December 31, 2011
	Fair value	% of total
	(Dollars in thousands)
Level 1 invested assets	$18,325	*
Level 2 invested assets	1,970,246	99%
Level 3 invested assets	6,937	*
Total invested assets	$1,995,508	100%
____________________
* Less than 1%
In assessing the fair value of our investments, we use a third-party pricing service for approximately 94% of our securities. The remaining securities are primarily private securities valued using models based on observable inputs on public corporate spreads having similar tenors (e.g., sector, average life and quality rating) and liquidity and yield based on quality rating, average life and treasury yields. All data inputs come from observable data corroborated by independent third-party sources. In the absence of sufficient observable inputs, we utilize non-binding broker quotes, which are reflected in our Level 3 classification.
We perform internal reasonableness assessments on fair value determinations within our portfolio throughout the month and at month-end, including pricing variance analyses and comparisons to alternative pricing sources and benchmark returns. If a fair value appears unusual relative to these assessments, we will re-examine the inputs and may challenge a fair value assessment made by the pricing service. If there is a known pricing error, we will request a reassessment by the pricing service. If the pricing service is unable to perform the reassessment on a timely basis, we will determine the appropriate price by requesting a reassessment from an alternative pricing service or other qualified source as necessary. We do not adjust quotes or prices except in a rare circumstance to resolve a known error.
For additional information, see Notes 1, 3 and 4 to our consolidated and combined financial statements.
Other-than-temporary impairments. We recognize unrealized gains and losses on our available-for-sale portfolio as a separate component of accumulated other comprehensive income. The determination of whether a decline in fair value below amortized cost is other-than-temporary is both objective and subjective. Furthermore, this determination can involve a variety of assumptions and estimates, particularly for invested assets that are not actively traded in established markets. We evaluate a number of factors when determining the impairment status of

EX 99.3-7

individual securities. These factors include the economic condition of various industry segments and geographic locations and other areas of identified risk.
For available-for-sale securities in an unrealized loss position that we intend to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis, we recognize an impairment charge for the difference between amortized cost and fair value as a realized investment loss in our statements of income. For available-for-sale securities in an unrealized loss position for which we have no intent to sell and believe that it is more-likely-than-not that we will not be required to sell before the expected recovery of the amortized cost basis, only the credit loss component of the difference between cost and fair value is recognized in earnings, while the remainder is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security.
For certain securitized financial assets with contractual cash flows, including asset-backed securities, we periodically update our best estimate of cash flows over the life of the security. Securities that are in an unrealized loss position are reviewed at least quarterly for other-than-temporary impairment. If the fair value of a securitized financial asset is less than its cost or amortized cost and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both timing and amount, an other-than-temporary impairment charge is recognized. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third-party sources along with certain assumptions and judgments regarding the future performance of the underlying collateral. Projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral.
Other categories of fixed-income securities that are in an unrealized loss position are also reviewed at least quarterly to determine if an other-than-temporary impairment is present based on certain quantitative and qualitative factors. We consider a number of factors in determining whether the impairment is other-than-temporary. These include:

•	actions taken by rating agencies;

•	default by the issuer;

•	the significance of the decline;

•	the intent to sell and the ability to hold the investment until recovery of the amortized cost basis, as noted above;

•	the time period during which the decline has occurred;

•	an economic analysis of the issuer;

•	the financial strength, liquidity, and recoverability of the issuer; and

•	an analysis of the underlying collateral.
Although no set formula is used in this process, the investment performance, collateral position, and continued viability of the issuer are significant measures that are considered.
The other-than-temporary impairment analysis that we perform on our equity securities primarily focuses on the severity of the unrealized loss as well as the length of time the security’s fair value has been below amortized cost. The other-than-temporary impairments that we recognized in realized investment gains as a charge to earnings were as follows:

Year ended
December 31, 2011
(In thousands )
Other-than-temporary impairments	$(2,015)
Realized investment gains, including other-than-temporary impairments	6,440
For additional information, see Notes 1 and 3 to our consolidated and combined financial statements.
Reinsurance
We use reinsurance extensively. We determine if a contract provides indemnification against loss or liability in relation to the amount of insurance risk to which the reinsurer is subject. We review all contractual terms, particularly those that may limit the amount of insurance risk to which the reinsurer is subject that may delay the timely reimbursement of claims. If we determine that the possibility of a significant loss from insurance risk will occur

EX 99.3-8

only under remote circumstances, we record the contract under the deposit method of accounting with the net amount receivable reflected in other assets on our consolidated and combined balance sheets. The reinsurance contracts in effect at December 31, 2011, including the Citi reinsurance agreements, meet U.S. GAAP risk transfer provisions, except as noted below. Ceded policy reserves and claims liabilities relating to insurance ceded under these contracts are shown as due from reinsurers in our balance sheets. We believe that one of the Citi reinsurance transactions (a 10% YRT transaction with an experience refund provision) will have limited transfer of insurance risk and that there will be only a remote chance of loss under the contract. As such, we have accounted for this agreement under the deposit method of accounting.
Ceded premiums are treated as a reduction of direct premiums and are recognized when due to the assuming company. Ceded claims are treated as a reduction of direct benefits and are recognized when the claim is incurred on a direct basis. Ceded policy reserve changes are also treated as a reduction of benefits and are recognized during the applicable financial reporting period. Under YRT arrangements, we determine the ceded reserve by recognizing the cost of reinsurance as a level percentage of the direct premium collected. The expected reinsurance cost is the expected reinsurance premium paid less expected reinsurance claims received. We determine ceded future policy benefit reserves for coinsurance in the same manner as direct policy reserves.
We calculate claim liabilities and policy benefits consistently for all policies, regardless of whether or not the policy is reinsured. Once the direct claim liabilities are estimated, we estimate the amounts attributable to the reinsurers. Liabilities for unpaid reinsurance claims are produced from claims and reinsurance system records, which contain the relevant terms of the individual reinsurance contracts. We monitor claims due from reinsurers to ensure that balances are settled on a timely basis. We review incurred but not reported claims to ensure that appropriate amounts are ceded. We analyze and monitor the creditworthiness of each of our reinsurers to minimize collection issues.
For additional information on reinsurance, see Notes 1 and 5 to our consolidated and combined financial statements.
Deferred Policy Acquisition Costs
We defer incremental direct costs of successful contract acquisitions that result directly from and are essential to the contract transaction(s) and that would not have been incurred had the contract transaction(s) not occurred. These costs mainly include commissions and policy issue expenses. The recovery of such costs is dependent on the future profitability of the related policies, which, in turn, is dependent principally upon mortality, persistency, the expense of administering the business, and investment returns, as well as upon certain economic variables, such as inflation. DAC is subject to recoverability testing annually and when circumstances indicate that recoverability is uncertain. We make certain assumptions regarding persistency, expenses, interest rates and claims. These assumptions may not be modified, or unlocked, unless recoverability testing deems them to be inadequate. We update assumptions for new business to reflect the most recent experience.
Deferrable term life insurance policy acquisition costs are amortized over the premium-paying period of the related policies in proportion to premium income. If actual lapses or withdrawals are different from pricing assumptions for a particular period, DAC amortization will be affected. If the number of policies that lapse are 1% higher than the number of policies that we expected to lapse in our pricing assumptions, approximately 1% more of the existing DAC balance will be amortized, which would have been equal to approximately $8.1 million as of December 31, 2011 (assuming such lapses were distributed proportionately among policies of all durations). We believe that a lapse rate in the number of policies that is 1% higher than the rate assumed in our pricing assumptions is a reasonably possible variation. Higher lapses in the early durations would have a greater effect on DAC amortization since the DAC balances are higher at the earlier durations. Differences in actual mortality rates compared to our pricing assumptions will not have a material effect on DAC amortization. Due to the inherent uncertainties in making assumptions about future events, materially different experience from expected results in persistency or mortality could result in a material increase or decrease of DAC amortization in a particular period.
Deferrable acquisition costs for Canadian segregated funds are amortized over the life of the policies in relation to historical and future estimated gross profits before amortization. The gross profits and resulting DAC amortization will vary with actual fund returns, redemptions and expenses.
We adopted ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26) retrospectively.
For additional information on DAC, see Notes 1 and 6 to our consolidated and combined financial statements.

EX 99.3-9

Future Policy Benefits
We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on actuarial assumptions and in accordance with industry practice and U.S. GAAP. Liabilities for future policy benefits on our term life insurance products have been computed using a net level method, including assumptions as to investment yields, mortality, persistency, and other assumptions based on our experience. Many factors can affect these reserves, including mortality trends, investment yields and persistency. Similar to the DAC discussion above, we cannot modify the assumptions used to establish reserves during the policy term unless recoverability testing deems them to be inadequate. Therefore, the reserves we establish are based on estimates, assumptions and our analysis of historical experience. Our results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. Our reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. If actual lapses are different from pricing assumptions for a particular period, the change in the future policy benefits, which is reflected in benefits and claims in our statements of income, will be affected.
If the number of policies that lapse are 1% higher than the number of policies that we expected to lapse in our pricing assumptions, approximately 1% more of the future policy benefit reserves will be released, which would have been equal to approximately $43.9 million as of December 31, 2011 (assuming such lapses were distributed proportionately among policies of all durations). The future policy benefit reserves released from the additional lapses would have been offset by the release of the corresponding reinsurance reserves of approximately $36.0 million as of December 31, 2011. Higher lapses in later durations would have a greater effect on the release of future policy benefit reserves since the future policy benefit reserves are higher at the later durations. Differences in actual mortality rates compared to our pricing assumptions will not have a material effect on future policy benefit reserves. We cannot determine with precision the ultimate amounts that we will pay for actual claims or the timing of those payments.
For additional information on future policy benefits, see Notes 1 and 9 to our consolidated and combined financial statements.
Income Taxes
We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not applicable to the periods in which we expect the temporary difference will reverse.
For additional information on income taxes, see Notes 1 and 11 to our consolidated and combined financial statements.
Results of Operations
Revenues. Our revenues consist of the following:

•	Net premiums. Reflects direct premiums payable by our policyholders on our in-force insurance policies, primarily term life insurance, net of reinsurance premiums that we pay to reinsurers.

•
Net investment income. Represents income, net of investment-related expenses, generated by our invested asset portfolio, which consists primarily of interest income earned on fixed-maturity investments. Investment income earned on assets supporting our statutory reserves and targeted capital is allocated to our Term Life Insurance segment, with the balance included in our Corporate and Other Distributed Products segment.

•
Commissions and fees. Consists primarily of dealer re-allowances earned on the sales of investment and savings products, trail commissions and management fees based on the asset values of client accounts, marketing and support fees from product originators, custodial fees for services rendered in our capacity as nominee on client retirement accounts funded by mutual funds on our servicing platform, recordkeeping fees for mutual funds on our servicing platform and fees associated with the sale of other distributed products.

•
Realized investment gains (losses), including other-than-temporary impairments (“OTTI”). Reflects the difference between amortized cost and amounts realized on the sale of invested assets, as well as OTTI charges.

EX 99.3-10

•
Other, net. Reflects revenues generated from the fees charged for access to our sales force website, printing revenues from the sale of printed materials to sales representatives, incentive fees and reimbursements from product originators, Canadian licensing fees, sales of merchandise to sales representatives, mutual fund customer service fees, fees charged to sales representatives related to life insurance processing responsibilities, and interest charges received from or paid to reinsurers on late payments.

Benefits and Expenses. Our operating expenses consist of the following:

•
Benefits and claims. Reflects the benefits and claims payable on insurance policies, as well as changes in our reserves for future policy claims and reserves for other benefits payable, net of reinsurance.

•
Amortization of DAC. Represents the amortization of capitalized costs associated with the sale of an insurance policy or segregated fund, including sales commissions, medical examination and other underwriting costs, and other acquisition-related costs.

•	Insurance commissions. Reflects sales commissions in respect of insurance products that are not eligible for deferral.

•
Insurance expenses. Reflects non-capitalized insurance expenses, including staff compensation, technology and communications, insurance sales force-related costs, printing, postage and distribution of insurance sales materials, outsourcing and professional fees, premium taxes, amortization of certain intangibles and other corporate and administrative fees and expenses related to our insurance operations.

•	Sales commissions. Represents commissions to our sales representatives in connection with the sale of investment and savings products and products other than insurance products.

•	Interest expense. Reflects interest on the Citi note as well as interest incurred in connection with the Citi reinsurance transactions.

•
Other operating expenses. Consists primarily of expenses that are unrelated to the distribution of insurance products, including staff compensation, technology and communications, various sales force-related costs, printing, postage and distribution of sales materials, outsourcing and professional fees, amortization of certain intangibles and other corporate and administrative fees and expenses.

We allocate certain operating expenses associated with our sales representatives, including supervision, training and legal, to our two primary operating segments generally based on the average number of licensed representatives in each segment for a given period. We also allocate technology and occupancy costs based on usage. Costs that are not allocated to our two primary segments are included in our Corporate and Other Distributed Products segment.

EX 99.3-11

2011 Compared to 2010
Primerica, Inc. and Subsidiaries Results. Our actual results of operations for the years ended December 31, 2011 and 2010 and our pro forma results of operations for the year ended December 31, 2010 were as follows:

			Actual 2011 v.			Actual 2011 v.
	Actual		Actual 2010 Change		Pro forma	Pro forma 2010 Change
	2011	2010	$	%	2010	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,229,467	$2,181,074	$48,393	2%	$2,181,074	$48,393	2%
Ceded premiums	(1,703,075)	(1,450,367)	(252,708)	17%	(1,746,695)	43,620	(2)%
Net premiums	526,392	730,707	(204,315)	(28)%	434,379	92,013	21%
Commissions and fees	412,979	382,940	30,039	8%	382,940	30,039	8%
Net investment income	108,601	165,111	(56,510)	(34)%	110,376	(1,775)	(2)%
Realized investment gains, including OTTI	6,440	34,145	(27,705)	(81)%	34,145	(27,705)	(81)%
Other, net	48,681	48,960	(279)	*	48,960	(279)	*
Total revenues	1,103,093	1,361,863	(258,770)	(19)%	1,010,800	92,293	9%
Benefits and expenses:
Benefits and claims	242,696	317,703	(75,007)	(24)%	189,499	53,197	28%
Amortization of DAC	104,034	147,841	(43,807)	(30)%	82,287	21,747	26%
Sales commissions	191,722	180,054	11,668	6%	180,054	11,668	6%
Insurance expenses	89,192	105,132	(15,940)	(15)%	79,049	10,143	13%
Insurance commissions	38,618	48,182	(9,564)	(20)%	46,513	(7,895)	(17)%
Interest expense	27,968	20,872	7,096	34%	27,809	159	*
Other operating expenses	164,954	180,610	(15,656)	(9)%	183,686	(18,732)	(10)%
Total benefits and expenses	859,184	1,000,394	(141,210)	(14)%	788,897	70,287	9%
Income before income taxes	243,909	361,469	(117,560)	(33)%	221,903	22,006	10%
Income taxes	86,718	129,013	(42,295)	(33)%	79,810	6,908	9%
Net income	$157,191	$232,456	$(75,265)	(32)%	$142,093	$15,098	11%
____________________
* Less than 1%
We entered into the Citi reinsurance and reorganization transactions during March and April of 2010. As such, actual results for the year ended December 31, 2010 include three months of operations prior to the Citi reinsurance and reorganization transactions. Actual results for the year ended December 31, 2010 also include income attributable to the underlying policies that were reinsured to Citi on March 31, 2010 as well as net investment income earned on the invested assets backing the reinsurance balances transferred to the Citi reinsurers and a portion of the distributions to Citi made as part of our corporate reorganization. Due to the April 2010 issuance of the Citi note, interest expense only reflects nine months of interest expense in 2010. The Citi reinsurance transaction impacted the Term Life Insurance segment, while the reorganization transactions impacted both the Term Life Insurance and Corporate and Other Distributed Products segments, with the larger impact on the latter segment. The pro forma results presented above give effect to the Citi reinsurance and reorganization transactions, which are described more fully in Notes 2 and 3 to our pro forma statement of income included in "Results of Operations – 2010 Compared to 2009 – Primerica, Inc. and Subsidiaries Pro Forma Results." We believe that the 2010 pro forma results provide additional meaningful information necessary to evaluate our results of operations.
Total revenues. Total revenues declined in 2011 primarily as a result of the Transactions. Excluding approximately $351.1 million of revenues in 2010 that would have been recognized by Citi had the Transactions been effected on January 1, 2010, total revenues would have increased approximately $92.3 million, or 9%, compared with pro forma basis 2010. This increase primarily reflects incremental premiums on New Term policies issued subsequent to the Citi reinsurance transactions ("New Term") and an increase in commissions and fees, largely driven by increased sales of variable annuities in our Investment and Savings Product segment. The increase in total revenues relative

EX 99.3-12

to pro forma basis 2010 was partially offset by the decline in realized investment gains relative to 2010. Realized investment gains in 2010 were largely driven by sales of invested assets in anticipation of our corporate reorganization.
Total benefits and expenses. Total benefits and expenses were lower primarily as a result of the Transactions. Excluding approximately $211.5 million of benefits and expenses in 2010 that would have been recognized by Citi had the Transactions been effected on January 1, 2010, total benefits and expenses would have increased approximately $70.3 million, or 9%, compared with pro forma basis 2010. The increase in total benefits and expenses was primarily a result of the growth in our Term Life and Investment and Savings Products businesses and higher overall operating expenses, including the build out of incremental functions, processes and expenses associated with becoming a public company. The increase in benefits and claims and amortization of DAC, after giving effect to the Transactions, was largely a result of the continued growth in our Term Life business following the Citi reinsurance transactions. Sales commissions were higher consistent with the increase in commission and fee revenue noted in total revenues above. Insurance expenses and other operating expenses increased primarily as a result of initiatives announced at our 2011 convention, higher premium taxes, lower expense allowances due to continued run-off in the block of business ceded to Citi and build out of our expenses post-IPO. The decrease in insurance commissions was largely attributable to the discontinuation of certain 2010 sales force incentive programs that were replaced with programs that more directly rewarded life policy acquisitions. As a result, this shift in incentive program structure increased the portion of 2011 incentive program expense deferrals.
Income taxes. Our effective income tax rate was 35.6% in 2011 and 35.7% in 2010.
For additional information on the effect of the Transactions as well as the significant drivers of revenues and expenses, see the segment results discussions below.
Term Life Insurance Segment. Our actual results for the Term Life Insurance segment for the years ended December 31, 2011 and 2010 and our pro forma results of operations for the year ended December 31, 2010 were as follows:

			Actual 2011 v.			Actual 2011 v.
	Actual		Actual 2010 Change		Pro forma	Pro forma 2010 Change
	2011	2010	$	%	2010	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,149,594	$2,100,709	$48,885	2%	$2,100,709	$48,885	2%
Ceded premiums	(1,688,953)	(1,436,041)	(252,912)	18%	(1,732,369)	43,416	(3)%
Net premiums	460,641	664,668	(204,027)	(31)%	368,340	92,301	25%
Allocated net investment income	62,688	110,633	(47,945)	(43)%	62,294	394	*
Other, net	31,666	33,267	(1,601)	(5)%	33,267	(1,601)	(5)%
Total revenues	554,995	808,568	(253,573)	(31)%	463,901	91,094	20%
Benefits and expenses:
Benefits and claims	197,159	277,653	(80,494)	(29)%	149,449	47,710	32%
Amortization of DAC	89,474	137,009	(47,535)	(35)%	71,455	18,019	25%
Insurance expenses	75,048	93,360	(18,312)	(20)%	67,277	7,771	12%
Insurance commissions	19,396	30,566	(11,170)	(37)%	28,897	(9,501)	(33)%
Interest expense	11,468	8,497	2,971	35%	11,309	159	1%
Total benefits and expenses	392,545	547,085	(154,540)	(28)%	328,387	64,158	20%
Income before income taxes	$162,450	$261,483	$(99,033)	(38)%	$135,514	$26,936	20%
____________________
* Less than 1%
We entered into the Citi reinsurance and reorganization transactions during March and April of 2010. As such, results for the year ended December 31, 2010 include three months of operations prior to the Citi reinsurance and reorganization transactions. Results for the year ended December 31, 2010 also include income attributable to the underlying policies that were reinsured to Citi on March 31, 2010 as well as net investment income earned on the

EX 99.3-13

invested assets backing the reinsurance balances transferred to the Citi reinsurers and a portion of the distributions to Citi made as part of our corporate reorganization. From a statement of income perspective, these transactions impacted ceded premiums, net premiums, allocated net investment income, benefits and claims, amortization of DAC, insurance commissions, insurance expenses and interest expense. The 2010 Term Life Insurance segment pro forma results presented above give effect to the Citi reinsurance and reorganization transactions, which are described more fully in Notes 2 and 3 to our pro forma statement of income included in "Results of Operations – 2010 Compared to 2009 – Primerica, Inc. and Subsidiaries Pro Forma Results." We believe that the 2010 pro forma segment results provide additional meaningful information necessary to evaluate the results of operations for this segment.
Direct premiums. Direct premiums increased in 2011 primarily as a result of growth in New Term business and premium increases for policies reaching the end of their initial level premium period. The growth in direct premiums was consistent with the growth in face amount in force.
Ceded premiums. The increase in ceded premiums primarily reflects the impact of the Citi reinsurance transactions and the net impact of the ceded premium recoveries discussed in Note 5 to our consolidated and combined financial statements. Adjusting for approximately $296.3 million of additional premiums that would have been ceded to Citi in 2010 had the Citi reinsurance transactions been effected on January 1, 2010, ceded premium would have decreased approximately $43.4 million, or 3%, reflecting continued run-off of the business ceded to Citi, partially offset by age-based increases in YRT reinsurance premiums.
Net premiums. The decline in net premiums primarily reflects the impact on ceded premium of the Citi reinsurance transactions and the net impact of the ceded premium recoveries discussed in ceded premiums above. Excluding the premiums that would have been ceded to Citi in 2010 had the transactions been effected on January 1, 2010, net premiums would have increased approximately $92.3 million, or 25%, reflecting New Term premium growth.
Allocated net investment income. The decrease in allocated net investment income was largely attributable to the Citi reinsurance and reorganization transactions. Excluding approximately $48.3 million of income earned in 2010 on assets that were transferred to Citi in connection with the reinsurance and reorganization transactions, allocated net investment income would have increased approximately $394,000, primarily reflecting a higher allocation as a result of the growth in New Term, substantially offset by the effect of lower asset returns in 2011.
Benefits and claims. The decrease in benefits and claims was largely attributable to the Citi reinsurance and reorganization transactions. Excluding approximately $128.2 million of expenses that would have been recognized by the Citi reinsurers in 2010 had the Citi reinsurance transactions been effected on January 1, 2010, benefits and claims would have increased approximately $47.7 million, or 32%, reflecting growth in the business and a charge of approximately $4 million to record cumulative potential claims related to cross-checking public death records to identify deceased policyholders for whom claims have not been filed and of which we were unaware. Excluding the impact of this charge, the growth in benefits and claims outpaced net premium growth primarily as a result of slightly higher mortality experience.
Amortization of DAC. The decrease in amortization of DAC was largely attributable to the Citi reinsurance and reorganization transactions. Excluding approximately $65.6 million of DAC amortization that would have been recognized by the Citi reinsurers in 2010 had the Citi reinsurance transactions been effected on January 1, 2010, DAC amortization would have increased approximately $18.0 million, or 25%. The growth in DAC amortization was in line with the growth in net premiums.
Insurance expenses. Insurance expenses decreased largely as a result of the Citi reinsurance transactions. Excluding approximately $26.1 million of expense allowances that would have been recognized in 2010 had the transactions been effected on January 1, 2010, insurance expenses would have increased approximately $7.8 million, or 12%. This increase in insurance expenses largely reflects the impact of premium-related taxes, licenses and fees growth, expense allowance run-off in the block of business ceded to Citi, expenses associated with convention initiatives, including the $50 IBA fee promotion and the write-off of medical testing materials, and build out of management compensation and benefits expense post-IPO. These items were partially offset by the 2011 release of management incentive compensation accruals for compensation earned in 2010 but paid in 2011 at a lower rate than had been anticipated.
Insurance commissions. The decrease in insurance commissions was primarily due to our stock compensation program containing certain non-deferrable characteristics in 2010, which were discontinued in 2011.

EX 99.3-14

Product sales and face amount in force. We issued 237,535 new life insurance policies in 2011, compared with 223,514 new policies in 2010, primarily as a result of recruiting growth following our 2011 convention and strong demand for our TermNow product.
The changes in the face amount of our in-force book of term life insurance policies were as follows:

	Year ended December 31,		Change
	2011	2010	$	%
	(Dollars in millions)
Face amount in force, beginning of period	$656,791	$650,195	$6,596	1%
Issued face amount	73,146	74,401	(1,256)	(2)%
Terminations	(66,951)	(70,964)	4,012	(6)%
Foreign currency	1,970	3,158	(1,188)	(38)%
Face amount in force, end of period (1)	$664,955	$656,791	$8,164	1%
____________________

(1)	Totals may not add due to rounding.
Issued face amount declined slightly in 2011 reflecting lower average face amounts, primarily as a result of the introduction of TermNow in June 2011. The impact on issued face amount of lower average size was partially offset by the increase in policy sales. The decrease in terminations resulted from persistency that, while remaining below historical norms, has continued to improve.
Investment and Savings Product Segment. Our results of operations for the Investment and Savings Products segment for the years ended December 31, 2011 and 2010 were as follows:

			Actual 2011 v.
	Actual		Actual 2010 Change
	2011	2010	$	%
	(Dollars in thousands)
Revenues:
Commissions and fees:
Sales-based revenues	$170,362	$142,606	$27,756	19%
Asset-based revenues	173,059	167,473	5,586	3%
Account-based revenues	41,997	41,690	307	*
Other, net	11,285	10,038	1,247	12%
Total revenues	396,703	361,807	34,896	10%
Expenses:
Amortization of DAC	12,482	9,330	3,152	34%
Insurance commissions	8,851	7,854	997	13%
Sales commissions:
Sales-based	118,387	101,022	17,365	17%
Asset-based	57,901	58,129	(228)	*
Other operating expenses	82,006	71,942	10,064	14%
Total expenses	279,627	248,277	31,350	13%
Income before income taxes	$117,076	$113,530	$3,546	3%
____________________
* Less than 1%
The Citi reinsurance and reorganization transactions had no impact on the Investment and Savings Products segment.

EX 99.3-15

Supplemental information on the underlying metrics that drove results follows.

	Year ended December 31,		Change
	2011	2010	$	%
	(Dollars in millions and accounts in thousands)
Product sales:
Retail mutual funds	$2,230	$2,141	$89	4%
Annuities and other	1,674	1,169	505	43%
Total sales-based revenue generating product sales (1)	3,904	3,310	594	18%
Segregated funds	332	314	19	6%
Managed accounts	29	—	29	*
Total product sales (1)	$4,265	$3,624	$641	18%
Average client asset values:
Retail mutual funds	$24,105	$22,614	$1,491	7%
Annuities and other	8,276	7,095	1,181	17%
Segregated funds	2,489	2,199	290	13%
Total average asset values in client accounts (1)	$34,870	$31,908	$2,962	9%
Average number of fee-generating accounts:
Recordkeeping accounts	2,627	2,728	(101)	(4)%
Custodial accounts	1,956	1,990	(34)	(2)%
____________________
* Not meaningful
(1) Totals may not add due to rounding.
Commissions and fees. Commissions and fees increased primarily as a result of economic and market trends and client demand. The increase in sales-based revenues reflect the impact of internal exchanges for the variable annuity products we offer. These internal exchanges were primarily driven by client redemptions of older variable annuity contracts to purchase the current Prime Elite IV variable annuity, which offers an attractive guaranteed income living benefit. Asset-based revenues were driven by higher average asset values during 2011 even though end-of-period asset values were slightly lower than 2010. Account-based revenues were relatively flat compared with 2010 as the impact of a 2011 recordkeeping fee structure change on certain accounts, which had no net effect on income before income taxes, was largely offset by a decline in the number of accounts for which we provide record-keeping services.
Amortization of DAC. The increase in the rate of DAC amortization was primarily driven by the impact of lower investment returns on our Canadian segregated funds products. Growth in account values also led to higher DAC amortization.
Sales commissions. The increase in sales-based commissions was primarily driven by the increases in commissions and fees noted above. Sales-based commission expense lagged the growth in sales-based commission and fees revenue largely as a result of internal exchanges for variable annuities. While the commissions that we receive and then pay to our sales representatives for internal exchange transactions are proportionately lower than those paid for a new sale, sales-related marketing and support fees from internal exchanges are received in full with no associated impact on sales commissions expense.
Other operating expenses. Other operating expenses increased primarily as a result of growth in the business, expenses related to new product introductions, various government relations efforts and the recordkeeping fee structure change noted above in Commissions and fees. The impact of these items was partially offset by the 2011 release of management incentive compensation accruals earned in 2010 but paid in 2011 at a lower rate than had been anticipated.
Product sales. Investment and savings products sales were higher in 2011 largely reflecting the impact of internal exchanges of variable annuities.

EX 99.3-16

Asset values in client accounts. Changes in asset values in client accounts were as follows:

	Year ended December 31,		Change
	2011	2010	$	%
	(Dollars in millions)
Asset values, beginning of period	$34,869	$31,303	$3,566	11%
Inflows	4,265	3,624	641	18%
Redemptions	(4,275)	(3,691)	(584)	16%
Change in market value, net and other	(1,195)	3,633	(4,828)	*
Asset values, end of period (1)	$33,664	$34,869	$(1,205)	(3)%
____________________
* Not meaningful
(1) Totals may not add due to rounding.
The assets in our clients’ accounts are invested in diversified funds composed mainly of U.S. and Canadian equity and fixed-income securities. Inflows increased consistent with the increase in sales volume. The amount of redemptions also increased reflecting the increase in average assets under management, while actual redemption rates were relatively level as a percent of average assets under management for both 2011 and 2010. The market return on assets under management in 2011 and 2010 reflects general market value trends. A large portion of the revenues in our Investment and Savings Products segment are derived from commission and fee revenues that are based on the asset values in clients’ accounts. While asset values at the end of 2011 declined relative to 2010, we have seen an increase in our asset-based commission and fee revenues and expenses largely as a result of the increase in average client asset values noted previously.
Corporate and Other Distributed Products Segment. Our actual results of operations for the Corporate and Other Distributed Products segment for the years ended December 31, 2011 and 2010 and our pro forma results of operations for the year ended December 31, 2010, were as follows:

			Actual 2011 v.			Actual 2011 v.
	Actual		Actual 2010 Change		Pro forma	Pro forma 2010 Change
	2011	2010	$	%	2010	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$79,873	$80,365	$(492)	*	$80,365	$(492)	*
Ceded premiums	(14,122)	(14,325)	203	(1)%	(14,325)	203	(1)%
Net premiums	65,751	66,040	(289)	*	66,040	(289)	*
Commissions and fees	27,560	31,172	(3,612)	(12)%	31,172	(3,612)	(12)%
Allocated net investment income	45,914	54,477	(8,563)	(16)%	48,081	(2,167)	(5)%
Realized investment gains, including OTTI	6,440	34,146	(27,706)	(81)%	34,146	(27,706)	(81)%
Other, net	5,730	5,653	77	1%	5,653	77	1%
Total revenues	151,395	191,488	(40,093)	(21)%	185,092	(33,697)	(18)%
Benefits and expenses:
Benefits and claims	45,537	40,052	5,485	14%	40,052	5,485	14%
Amortization of DAC	2,078	1,502	576	38%	1,502	576	38%
Sales commissions	15,434	20,903	(5,469)	(26)%	20,903	(5,469)	(26)%
Insurance expenses	14,144	11,770	2,374	20%	11,770	2,374	20%
Insurance commissions	10,371	9,762	609	6%	9,762	609	6%
Interest expense	16,500	12,375	4,125	33%	16,500	—	—%
Other operating expenses	82,948	108,668	(25,720)	(24)%	111,744	(28,796)	(26)%
Total benefits and expenses	187,012	205,032	(18,020)	(9)%	212,233	(25,221)	(12)%
Loss before income taxes	$(35,617)	$(13,544)	$(22,073)	*	$(27,141)	$(8,476)	31%
 ____________________
* Less than 1% or not meaningful

EX 99.3-17

We entered into the reorganization transactions during March and April of 2010. As such, actual results for the year ended December 31, 2010 include three months of operations prior to the reorganization transactions. Actual results for the year ended December 31, 2010 include net investment income earned on the invested assets backing the distributions to Citi made as part of our corporate reorganization. Actual interest expense reflects nine months of expense due to the April 2010 issuance of the Citi note. From a statement of income perspective, these transactions impacted net investment income, interest expense and other operating expenses. The 2010 Corporate and Other Distributed Products segment pro forma results presented above give effect to the reorganization transactions, which are described more fully in Note 3 to our pro forma statement of income included in "Results of Operations – 2010 Compared to 2009 – Primerica, Inc. and Subsidiaries Pro Forma Results." We believe that the 2010 pro forma segment results provide additional meaningful information necessary to evaluate the results of operations for this segment.
Total revenues. Total revenues were lower in 2011 largely due to investment gains realized in the first quarter of 2010 in anticipation of our corporate reorganization, lower commissions and fees due to the decline in our lending business and lower allocated net investment income in 2011. Excluding approximately $6.4 million of allocated net investment income that would not have been earned in 2010 had the reorganization transactions been effected on January 1, 2010, allocated net investment income would have decreased approximately $2.2 million, or 5%, primarily as a result of a higher allocation to the Term Life Insurance segment and lower asset returns in 2011. Realized investment gains included $2.0 million of OTTI in 2011, compared with $12.2 million of OTTI in 2010.
Benefits and claims. Benefits and claims were higher due to adverse morbidity experienced in the short-term disability line and adverse claims in various run-off blocks of insurance products, all of which were underwritten by NBLIC, our New York insurance subsidiary. Benefits and claims were also higher due to the impact of a charge of approximately $1.1 million to record cumulative potential claims related to cross-checking public death records to identify deceased policyholders for whom claims have not been filed and of which we were unaware.
Insurance expenses. Insurance expenses were higher in 2011 primarily as a result of a charge for our estimated share of the liquidation plan for Executive Life Insurance Company of New York, an unaffiliated life insurance company, filed by the NYSDFS.
Interest expense. Interest expense for 2010 reflects only nine months of expense due to the April 1, 2010 issuance date of the Citi note.
Other operating expenses. Other operating expenses were lower in 2011 largely due to the recognition of approximately $22.4 million of expenses associated with our IPO-related equity awards granted in the second quarter of 2010. Excluding the impact of this IPO-related expense, other operating expenses would have declined by $6.4 million, or 7%, primarily reflecting a decline in Citi expense allocations and other 2010 expenses related to our IPO. These items were partially offset by costs associated with various capital initiatives in 2011, charges associated with the discontinuation of our lending business, and a $2.7 million charge for the elimination of print inventories as the materials we produce are now predominantly used for internal consumption.

EX 99.3-18

2010 Compared to 2009
Primerica, Inc. and Subsidiaries Actual Results. We executed the Transactions in March and April of 2010. As such, actual results will not be comparable due to the initial and ongoing effects and recognition of the Citi reinsurance and reorganization transactions. We believe the pro forma results presented in the next section provide meaningful additional information for the evaluation of our financial results. Our statements of income were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,181,074	$2,112,781	$68,293	3%
Ceded premiums	(1,450,367)	(610,754)	(839,613)	137%
Net premiums	730,707	1,502,027	(771,320)	(51)%
Commissions and fees	382,940	335,986	46,954	14%
Net investment income	165,111	351,326	(186,215)	(53)%
Realized investment (losses) gains, including OTTI	34,145	(21,970)	56,115	*
Other, net	48,960	53,032	(4,072)	(8)%
Total revenues	1,361,863	2,220,401	(858,538)	(39)%
Benefits and expenses:
Benefits and claims	317,703	600,273	(282,570)	(47)%
Amortization of DAC	147,841	352,257	(204,416)	(58)%
Sales commissions	180,054	162,756	17,298	11%
Insurance expenses	105,132	179,592	(74,460)	(41)%
Insurance commissions	48,182	50,750	(2,568)	(5)%
Interest expense	20,872	—	20,872	*
Other operating expenses	180,610	132,978	47,632	36%
Total benefits and expenses	1,000,394	1,478,606	(478,212)	(32)%
Income before income taxes	361,469	741,795	(380,326)	(51)%
Income taxes	129,013	259,114	(130,101)	(50)%
Net income	$232,456	$482,681	$(250,225)	(52)%
____________________
* Not meaningful
Net premiums. Net premiums were lower in 2010 primarily as a result of the significant increase in ceded premiums associated with the Citi reinsurance agreements executed on March 31, 2010. The effect of these agreements on net premiums is reflected in the Term Life Insurance segment.
Net investment income. Net investment income declined during 2010 primarily as a result of the impact on our invested asset base of the asset transfers that we executed in connection with our corporate reorganization in 2010. On March 31, 2010, we transferred approximately $4.0 billion of assets to support the statutory liabilities assumed by the Citi reinsurers and in April 2010, we paid dividends to Citi of approximately $675.7 million. Lower yields on invested assets also negatively impacted net investment income during 2010.
Commissions and fees. The increase in commissions and fees in 2010 was primarily driven by activity in our Investment and Savings Product segment as a result of improved market conditions and increased demand for our products, partially offset by declines in our lending business as reflected in our Corporate and Other Distributed Products segment results.
Total benefits and expenses. The decrease in total benefits and expenses in 2010 primarily reflects lower benefits and claims, lower amortization of DAC and lower insurance expenses largely as a result of the Citi reinsurance agreements. These declines were partially offset by an increase in interest expense as a result of the Citi note and other operating expenses as a result of initial and one-time expenses incurred in connection with the IPO, including equity award expenses. The changes associated with the Citi reinsurance agreements impacted the Term Life Insurance segment, while the changes in interest and other operating expenses primarily impacted the Corporate and Other Distributed Products segment.
Income taxes. Our effective income tax rate was 35.7% in 2010 and 34.9% in 2009.

EX 99.3-19

Primerica, Inc. and Subsidiaries Pro Forma Results. The following pro forma statement of income is intended to provide information about how the Transactions would have affected our financial statements if they had been consummated as of January 1, 2010. Because the Transactions were concluded during 2010, pro forma adjustment to our balance sheet was not necessary as of December 31, 2010. Based on the timing of the Transactions, pro forma adjustments to our statement of income were necessary for the first three months of 2010. The pro forma statement of income does not necessarily reflect the results of operations that would have resulted had the Transactions occurred as of January 1, 2010, nor should it be taken as indicative of our future results of operations. Our unaudited pro forma statement of income for the year ended December 31, 2010 is set forth below.

	Year ended December 31, 2010 Actual (1)	Adjustments for the Citi reinsurance transactions (2)		Adjustments for the reorganization and other concurrent transactions (3)		Year ended December 31, 2010 Pro forma
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,181,074	$—		$—		$2,181,074
Ceded premiums	(1,450,367)	(296,328)	(A)	—		(1,746,695)
Net premiums	730,707	(296,328)		—		434,379
Commissions and fees	382,940	—		—		382,940
Net investment income	165,111	(47,566)	(B)	(7,169)	(H)	110,376
Realized investment (losses) gains, including OTTI	34,145	—		—		34,145
Other, net	48,960	—		—		48,960
Total revenues	1,361,863	(343,894)		(7,169)		1,010,800
Benefits and expenses:
Benefits and claims	317,703	(128,204)	(C)	—		189,499
Amortization of DAC	147,841	(65,554)	(D)	—		82,287
Sales commissions	180,054	—		—		180,054
Insurance expenses	105,132	(26,083)	(E)	—		79,049
Insurance commissions	48,182	(1,669)	(E)	—		46,513
Interest expense	20,872	2,812	(F)	4,125	(I)	27,809
Other operating expenses	180,610	—		3,076	(J)	183,686
Total benefits and expenses	1,000,394	(218,698)		7,201		788,897
Income before income taxes	361,469	(125,196)		(14,370)		221,903
Income taxes	129,013	(44,137)	(G)	(5,066)	(G)	79,810
Net income	$232,456	$(81,059)		$(9,304)		$142,093

Earnings per share:
Basic	$3.09					$1.89
Diluted	$3.06					$1.87
Weighted-average shares:
Basic	72,099					72,099
Diluted	72,882					72,882
See accompanying notes to the pro forma statement of income.
Notes to the Pro Forma Statement of Income – Unaudited
(1) The actual statement of income included income attributable to the underlying policies that were reinsured to Citi on March 31, 2010 as well as net investment income earned on the invested assets backing the reinsurance balances and the distributions to Citi made as part of our corporate reorganization.
(2) Adjustments for the Citi reinsurance transactions.
Concurrent with the reorganization of our business and prior to completion of the IPO, we formed a new subsidiary, Prime Re, and we made an initial capital contribution to it. We also entered into a series of coinsurance agreements with Prime Re and with other Citi subsidiaries. Under these agreements, we ceded between 80% and 90% of the

EX 99.3-20

risks and rewards of our term life insurance policies that were in force at December 31, 2009. Concurrent with signing these agreements, we transferred the corresponding account balances in respect of the coinsured policies along with the assets to support the statutory liabilities assumed by Prime Re and the other Citi subsidiaries.
We believe that three of the Citi coinsurance agreements, which we refer to as the risk transfer agreements, satisfy U.S. GAAP risk transfer rules. Under the risk transfer agreements, we ceded between 80% and 90% of our term life future policy benefit reserves, and we transferred a corresponding amount of invested assets to the Citi reinsurers. These transactions did not and will not impact our future policy benefit reserves, and we recorded an asset for the same amount of risk transferred in due from reinsurers. We also reduced deferred acquisition costs by between 80% and 90%, which will reduce future amortization expenses. In addition, we will transfer between 80% and 90% of all future premiums and benefits and claims associated with these policies to the corresponding reinsurance entities. We will receive ongoing ceding allowances as a reduction to insurance expenses to cover policy and claims administration expenses under each of these reinsurance contracts. One coinsurance agreement, which we refer to as the deposit agreement, relates to a 10% reinsurance transaction that includes an experience refund provision and does not satisfy U.S. GAAP risk transfer rules. We account for this contract under the deposit method. Under deposit method accounting, the amount we pay to the reinsurer will be treated as a deposit and is reported on the balance sheet as an asset in other assets. The Citi coinsurance agreements did not generate any deferred gain or loss upon their execution because these transactions were part of a business reorganization among entities under common control. The net impact of these transactions was reflected as an increase in paid-in capital. Prior to the completion of the IPO, we effected a reorganization in which we transferred all of the issued and outstanding capital stock of Prime Re to Citi. Each of the assets and liabilities, including the invested assets and the distribution of Prime Re, was transferred at book value with no gain or loss recorded on our income statement.
For the year ended December 31, 2010, the pro forma statement of income assumes the reinsurance transactions were effected as of January 1, 2010 for policies in force as of year-end 2009.
(A) Reflects premiums ceded to the Citi reinsurers for the specific policies covered under the risk transfer agreements.
(B) Reflects net investment income on a pro-rata share of invested assets transferred to the Citi reinsurers. The net investment income was estimated by multiplying the actual investment income by the ratio of the amount of assets transferred to our total portfolio of invested assets. The amount also includes the change in fair value of the deposit asset related to the 10% reinsurance agreement being accounted for under the deposit method.
(C) Reflects benefits and claims ceded to the Citi reinsurers for the specific policies covered under the risk transfer agreements.
(D) Reflects the DAC amortization ceded to the Citi reinsurers for the specific policies covered under the risk transfer agreements.
(E) Reflects the non-deferred expense allowance received from the Citi reinsurers under the risk transfer agreements.
(F) Reflects a finance charge payable to the Citi reinsurer in respect of the deposit agreement. The annual finance charge is 3% of our excess reserves. Excess reserves are equal to the difference between our required statutory reserves and our economic reserves, which is the amount we determine is necessary to satisfy obligations under our in-force policies.
(G) Reflects income tax at the respective period’s effective tax rate.
(3) Adjustments for the reorganization and other concurrent transactions.
The pro forma statement of income for the year ended December 31, 2010 assumes the reorganization transactions were executed as of January 1, 2010.
(H) Reflects a pro-rata reduction of net investment income on assets distributed to Citi as an extraordinary distribution.
(I) Reflects interest expense on a $300.0 million, 5.5% interest note payable issued to Citi.
(J) Reflects expense associated with equity awards granted on April 1, 2010 in connection with the IPO. The $3.1 million expense reflects one quarter of vesting related to management awards that continue to vest over three years. These expenses are reflected in actual results for periods following the IPO.
For more detailed commentary on the drivers of our revenues and expenses, see the discussion of results of operations by segment below.

EX 99.3-21

Term Life Insurance Segment Actual Results. We entered into the Citi reinsurance and reorganization transactions, which are described more fully in Notes 2 and 3 to our pro forma statement of income above, during March and April of 2010. As such, actual results for the year ended December 31, 2010 include approximately three months of operations that do not reflect the Citi reinsurance and reorganization transactions, and actual results for the year ended December 31, 2009 do not reflect the effects of the Citi reinsurance and reorganization transactions. Term Life Insurance segment actual results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,100,709	$2,030,988	$69,721	3%
Ceded premiums	(1,436,041)	(596,791)	(839,250)	141%
Net premiums	664,668	1,434,197	(769,529)	(54)%
Allocated net investment income	110,633	274,212	(163,579)	(60)%
Other, net	33,267	33,656	(389)	(1)%
Total revenues	808,568	1,742,065	(933,497)	(54)%
Benefits and expenses:
Benefits and claims	277,653	559,038	(281,385)	(50)%
Amortization of DAC	137,009	343,514	(206,505)	(60)%
Insurance commissions	30,566	33,048	(2,482)	(8)%
Insurance expenses	93,360	165,347	(71,987)	(44)%
Interest expense	8,497	—	8,497	*
Total benefits and expenses	547,085	1,100,947	(553,862)	(50)%
Income before income taxes	$261,483	$641,118	$(379,635)	(59)%
____________________
* Not meaningful
We believe that the pro forma results presented below provide meaningful additional information necessary to evaluate our segment financial results.
Term Life Insurance Segment Pro Forma Results. Term Life Insurance segment pro forma results give effect to the Citi reinsurance and reorganization transactions, which are described more fully in Notes 2 and 3 to our pro forma statement of income. On a pro forma basis, Term Life Insurance segment results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$2,100,709	$2,030,988	$69,721	3%
Ceded premiums	(1,732,369)	(1,680,827)	(51,542)	3%
Net premiums	368,340	350,161	18,179	5%
Allocated net investment income	62,294	68,303	(6,009)	(9)%
Other, net	33,267	33,656	(389)	(1)%
Total revenues	463,901	452,120	11,781	3%
Benefits and expenses:
Benefits and claims	149,449	135,052	14,397	11%
Amortization of DAC	71,455	83,260	(11,805)	(14)%
Insurance commissions	28,897	27,524	1,373	5%
Insurance expenses	67,277	68,733	(1,456)	(2)%
Interest expense	11,309	10,993	316	3%
Total benefits and expenses	328,387	325,562	2,825	*
Income before income taxes	$135,514	$126,558	$8,956	7%
____________________
* Less than 1%
Direct premiums for 2010 increased mainly due to improved persistency, a stronger Canadian dollar and premium increases for policies reaching the end of their initial level premium period, partially offset by the decline in the sales

EX 99.3-22

volume. Ceded premiums, which are highly influenced by the business reinsured with Citi, grew consistent with direct premiums.
Additionally, in 2010, we reduced ceded premiums by approximately $13.1 million related to agreements obtained with certain reinsurers to recover ceded premiums for post-issue underwriting class upgrades. The most common reason for such an upgrade occurs when someone who was originally issued a term life policy as a tobacco user subsequently quits using tobacco. Historically, we have reduced policyholder premiums for such upgrades, but have not reduced ceded premiums to reflect the new underwriting class. We were uncertain of our ability to recover past ceded premiums, but in the fourth quarter of 2010, we approached our reinsurers and reached agreements to recover certain of these past ceded premiums. The $13.1 million of recoveries recognized in 2010 reflects the agreements signed in the fourth quarter of 2010. We recovered $18.8 million of past ceded premiums, which included $5.7 million of recoveries passed on to the Citi reinsurers in accordance with the terms of the associated reinsurance agreements. We received approximately $8.7 million of additional recoveries in the first quarter of 2011 for the remaining agreements which were signed in January 2011.
Allocated net investment income decreased during 2010, primarily due to lower yield on invested assets and slightly lower average allocated invested assets, partially offset by lower investment-related expenses.
The increase in benefits and claims in 2010 was primarily due to higher reserve increases as a result of improvements in policy persistency and premium growth. Claims were slightly higher during 2010 due to favorable claims experience in the first quarter of 2009.
In 2010, amortization of DAC decreased largely due to improved policy persistency, partially offset by higher amortization from a lower DAC interest rate assumed for new business. We lowered the interest rate assumption during the third quarter of 2010 to reflect rates available in the current interest rate environment. The new lower DAC interest rate assumption will increase DAC amortization in the near term.
The increase in insurance commissions expense in 2010 primarily reflects the effect of certain sales force incentive programs that were introduced in 2010 which were largely nondeferrable, partially offset by the impact of an $8.2 million special sales force payment made in 2009.
Insurance expenses were relatively flat primarily reflecting the offsetting effects of a decline in compensation-related items in 2010; the impact of convention-related expenses and accruals; a decline in underwriting expenses as a result of lower 2010 sales; and an increase in taxes, licenses and fees expense in 2010. The increase in taxes, licenses and fees in 2010 was primarily driven by accruals recognized in the fourth quarter as a result of recognizing these items on the accrual basis of accounting.
The changes in the face amount of our in-force book of term life insurance policies were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in millions)
Face amount in force, beginning of period	$650,195	$633,467	$16,728	3%
Issued face amount	74,401	80,497	(6,096)	(8)%
Terminations	(70,964)	(74,642)	3,678	(5)%
Foreign currency	3,158	10,873	(7,715)	(71)%
Face amount in force, end of period (1)	$656,791	$650,195	$6,596	1%
____________________
(1) Totals may not add due to rounding.

The in-force book increased $6.60 billion, or 1%, during 2010. Issued face amount decreased $6.10 billion, or approximately 8%, due to a lower average issued policy size and the effect on production of a slightly smaller base of sales representatives. Terminations decreased by $3.68 billion in 2010, primarily as a result of improved persistency relative to 2009. The decrease in the effect of foreign currency on the end-of-period face amount in force was largely due to the significant strengthening in the Canadian dollar experienced during 2009. The increase in face in force in 2010 did not keep pace with the increase in premiums primarily due to the effect of increased premiums with no corresponding change in face amount and unchanged face amounts on policies reaching the end of their initial level premium period.

EX 99.3-23

Investments and Savings Products Segment Actual Results. The Transactions had no impact on the Investments and Savings Products segment. On an actual basis, Investments and Savings Products segment results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Commissions and fees:
Sales-based revenues	$142,606	$118,798	$23,808	20%
Asset-based revenues	167,473	127,581	39,892	31%
Account-based revenues	41,690	43,247	(1,557)	(4)%
Other, net	10,038	10,514	(476)	(5)%
Total revenues	361,807	300,140	61,667	21%
Expenses:
Amortization of DAC	9,330	7,254	2,076	29%
Insurance commissions	7,854	6,831	1,023	15%
Sales commissions:
Sales-based	101,022	86,912	14,110	16%
Asset-based	58,129	42,003	16,126	38%
Other operating expenses	71,942	63,736	8,206	13%
Total expenses	248,277	206,736	41,541	20%
Income before income taxes	$113,530	$93,404	$20,126	22%
Supplemental information on the underlying metrics that drove results was as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in millions and accounts in thousands)
Revenue Metric:
Product sales	$3,623.6	$3,006.6	$617.0	21%
Average of aggregate client account values	$31,908	$26,845	$5,063	19%
Average number of fee-generating accounts	2,728	2,838	(110)	(4)%
Commissions and fees revenue increased in 2010 primarily as a result of improving economic and market trends and client demand. Sales-based commission revenues primarily grew as a result of demand, while asset-based commission revenues were driven by demand and improved equity valuations. As a result, sales-based and asset-based commission expense grew as well. Asset-based revenues and commission expense in 2010 also reflect the impact of accruing certain items that had previously been accounted for on a cash basis. Excluding the impact of these cash-to-accrual adjustments, asset-based revenues and commissions would have increased 22%, consistent with the 19% growth in aggregate client account values.
Amortization of DAC and insurance commissions increased in 2010 consistent with the growth in our segregated funds business. Additionally, increases in client account values driven by improving market conditions accelerated amortization of DAC in 2010.
Other operating expenses increased in 2010, largely due to higher administrative costs as a result of growth in the business.

EX 99.3-24

Changes in asset values in client accounts were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in millions)
Asset values, beginning of period	$31,303	$24,677	$6,626	27%
Inflows	3,624	3,007	617	21%
Redemptions	(3,691)	(2,997)	(694)	23%
Change in market value, net and other	3,633	6,617	(2,984)	(45)%
Asset values, end of period (1)	$34,869	$31,303	$3,565	11%
____________________
(1) Totals may not add due to rounding.
Inflows increased consistent with the increase in sales volume. The amount of redemptions also increased reflecting the year-over-year increase in assets under management. Actual redemption rates were level as a percent of average assets under management for both 2010 and 2009. The market return on assets under management in 2010 and 2009 reflected general market value trends.
Corporate and Other Distributed Products Segment Actual Results. We entered into the reorganization transactions, which are described more fully in Note 3 to our pro forma statement of income, during March and April of 2010. As such, actual results for the year ended December 31, 2010 include approximately three months of operations that do not reflect the reorganization transactions, while actual results for the year ended December 31, 2009 do not reflect the effects of the reorganization transactions. Corporate and Other Distributed Products segment actual results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$80,365	$81,793	$(1,428)	(2)%
Ceded premiums	(14,325)	(13,963)	(362)	3%
Net premiums	66,040	67,830	(1,790)	(3)%
Commissions and fees	31,172	46,360	(15,188)	(33)%
Allocated net investment income	54,477	77,114	(22,637)	(29)%
Realized investment gains (losses), including OTTI	34,146	(21,970)	56,116	*
Other, net	5,653	8,862	(3,209)	(36)%
Total revenues	191,488	178,196	13,292	7%
Benefits and expenses:
Benefits and claims	40,052	41,235	(1,183)	(3)%
Amortization of DAC	1,502	1,489	13	*
Sales commissions	20,903	33,841	(12,938)	(38)%
Insurance expenses	11,770	14,245	(2,475)	(17)%
Insurance commissions	9,762	10,871	(1,109)	(10)%
Interest expense	12,375	—	12,375	*
Other operating expenses	108,668	69,242	39,426	57%
Total benefits and expenses	205,032	170,923	34,109	20%
(Loss) income before income taxes	$(13,544)	$7,273	$(20,817)	*
____________________
* Less than 1% or not meaningful
We believe that the pro forma results presented below provide meaningful additional information necessary to evaluate our segment financial results.

EX 99.3-25

Corporate and Other Distributed Products Segment Pro Forma Results. Corporate and Other Distributed Products segment pro forma results give effect to the reorganization transactions, which are described more fully in Note 3 to our pro forma statement of income. On a pro forma basis, Corporate and Other Distributed Products segment results were as follows:

	Year ended December 31,		Change
	2010	2009	$	%
	(Dollars in thousands)
Revenues:
Direct premiums	$80,365	$81,793	$(1,428)	(2)%
Ceded premiums	(14,325)	(13,963)	(362)	3%
Net premiums	66,040	67,830	(1,790)	(3)%
Commissions and fees	31,172	46,360	(15,188)	(33)%
Allocated net investment income	48,081	50,043	(1,962)	(4)%
Realized investment (losses) gains, including OTTI	34,146	(21,970)	56,116	*
Other, net	5,653	8,862	(3,209)	(36)%
Total revenues	185,092	151,125	33,967	22%
Benefits and expenses:
Benefits and claims	40,052	41,235	(1,183)	(3)%
Amortization of DAC	1,502	1,489	13	*
Sales commissions	20,903	33,841	(12,938)	(38)%
Insurance expenses	11,770	14,245	(2,475)	(17)%
Insurance commissions	9,762	10,871	(1,109)	(10)%
Interest expense	16,500	16,500	—	*
Other operating expenses	111,744	104,012	7,732	7%
Total benefits and expenses	212,233	222,193	(9,960)	(4)%
Loss before income taxes	$(27,141)	$(71,068)	$43,927	(62)%
____________________
* Less than 1% or not meaningful
Total revenues increased in 2010 primarily as a result of recognizing realized investment gains in 2010 versus impairment losses in 2009. This growth was partially offset by lower commissions and fees as a result of the continuing decline in our lending business. The increase in total revenues was also partially offset by lower net investment income and a decline in our print business as reflected in other, net. Realized investment gains (losses) included $12.2 million of OTTI in 2010, compared with $61.4 million of OTTI in 2009.
Total benefits and expenses were lower in 2010 primarily as a result of lower sales commissions partially offset by an increase in other operating expenses. Sales commissions expense was lower in 2010 consistent with the decline in commissions and fees revenue noted above. Other operating expenses increased primarily as a result of public company and IPO-related expenses incurred in 2010.
For additional segment information, see Note 2 to our consolidated and combined financial statements.
Financial Condition
Investments. We have an investment committee composed of members of our senior management team that is responsible for establishing and maintaining our investment guidelines and supervising our investment activity. Our investment committee regularly monitors our overall investment results and our compliance with our investment objectives and guidelines. We use a third-party investment adviser to manage our investing activities. Our investment adviser reports to our investment committee.
We follow a conservative investment strategy designed to emphasize the preservation of our invested assets and provide adequate liquidity. In an effort to meet business needs and mitigate risks, our investment guidelines provide restrictions on our portfolio’s composition, including limits on asset type, sector limits, credit quality limits, portfolio duration, limits on the amount of investments in approved countries and permissible security types. We may also direct our investment managers to invest some of our invested asset portfolio in currencies other than the U.S. dollar. For example, a portion of our portfolio is invested in assets denominated in Canadian dollars which, at minimum, would equal our reserves for policies denominated in Canadian dollars. Additionally, to help ensure adequate liquidity for payment of claims, we take into account the maturity and duration of our invested asset

EX 99.3-26

portfolio and our general liability profile.
Our invested asset portfolio is subject to a variety of risks, including risks related to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Investment guideline restrictions have been established to minimize the effect of these risks but may not always be effective due to factors beyond our control. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A significant increase in interest rates could result in significant losses, realized or unrealized, in the value of our invested asset portfolio. Additionally, with respect to some of our investments, we are subject to prepayment and, therefore, reinvestment risk.
In November 2011, we executed an agreement with Citi to repurchase approximately 8.9 million shares of our common stock for a total purchase price of approximately $200.0 million (the "repurchase transaction"). The repurchase transaction, which was funded with the proceeds from a dividend paid by Primerica Life, was completed in November 2011. The dividend from Primerica Life to the Parent Company was funded through sales of investments and available cash. The changes to asset mix, duration and overall credit quality of our invested asset portfolio were not meaningful. However, with the reduction in our consolidated cash and invested assets as a result of the repurchase transaction, we expect net investment income to decline. Our average book yield at December 31, 2011 increased modestly, as the investments sold to fund the dividend generally had yields that were lower than the average book yield on the pre-dividend invested assets portfolio.
Details on asset mix were as follows:

	December 31, 2011		December 31, 2010
	Fair value	Amortized Cost	Fair value	Amortized Cost
U.S. government and agencies	1%	1%	1%	1%
Foreign government	5%	5%	4%	4%
States and political subdivisions	1%	1%	1%	1%
Corporates	64%	63%	62%	61%
Mortgage- and asset-backed securities	21%	21%	24%	25%
Equity securities	1%	1%	1%	1%
Trading securities	1%	1%	1%	1%
Cash and cash equivalents	6%	7%	6%	6%
Total	100%	100%	100%	100%
The composition and duration of our portfolio will vary depending on several factors, including the yield curve and our opinion of the relative value among various asset classes. The year-end average rating, duration and book yield of our fixed-maturity portfolio were as follows:

	December 31,
	2011	2010
Average rating of our fixed-maturity portfolio	A	A
Average duration of our fixed-maturity portfolio	3.5 years	3.6 years
Average book yield of our fixed-maturity portfolio	5.52%	5.48%

EX 99.3-27

The distribution by rating of our investments in fixed-maturity securities follows.

	December 31, 2011		December 31, 2010
	Amortized cost	%	Amortized cost	%
	(Dollars in thousands)
AAA	$428,748	24%	$521,615	27%
AA	150,894	8%	176,947	9%
A	431,175	24%	426,658	22%
BBB	683,818	38%	694,884	36%
Below investment grade	125,594	7%	130,080	7%
Not rated	770	*	2,340	*
Total (1)	$1,820,999	100%	$1,952,524	100%
____________________
* Less than 1%

(1)	Totals may not add due to rounding.
The ten largest issuers in our invested asset portfolio were as follows:

	December 31, 2011
Issuer	Cost or amortized cost	Fair value	Unrealized gain (loss)	Credit rating
	(Dollars in thousands)
Government of Canada	$35,374	$38,890	$3,516	AAA
National Rural Utilities Cooperative	10,570	13,719	3,149	A+
Verizon Communications Inc	11,493	13,161	1,668	A-
Bank of America Corp	12,720	12,844	124	A-
ProLogis Inc	11,745	12,354	609	BBB-
General Electric Co	10,236	11,468	1,232	AA+
Province of Ontario Canada	8,466	10,570	2,104	AA-
ConocoPhillips	8,827	10,369	1,542	A
Edison International	9,790	9,936	146	B+
Enel SpA	10,544	9,734	(810)	A-
Total – ten largest issuers	$129,765	$143,045	$13,280
Total – fixed-maturity and equity securities	$1,832,688	$1,985,868
Percent of total fixed-maturity and equity securities	7%	7%
For additional information on our invested asset portfolio, see Notes 3 and 4 to our consolidated and combined financial statements.
Other Significant Assets and Liabilities. The balances of and changes in other significant assets and liabilities were as follows:

	December 31,		Change
	2011	2010	$	%
	(Dollars in thousands)
Due from reinsurers	$3,855,318	$3,731,002	$124,316	3%
Deferred policy acquisition costs, net	904,485	738,946	165,539	22%
Future policy benefits	(4,614,860)	(4,409,183)	(205,677)	5%
Current income tax payable	(33,177)	(43,224)	10,047	(23)%
Deferred income taxes	(48,139)	(53,702)	5,563	(10)%
Due from reinsurers. Due from reinsurers reflects future policy benefit reserves due from third-party reinsurers, including the Citi reinsurers. Such amounts are reported as due from reinsurers rather than offsetting future policy benefits. The increase in due from reinsurers was largely driven by growth in our New Term business partially offset by the run-off in the block of business ceded to Citi.

EX 99.3-28

Deferred policy acquisition costs, net. The increase in DAC was primarily a result of growth in commissions and expenses deferred as a result of new business.
Future policy benefits. The increase in future policy benefits was primarily a result of the aging of and growth in our in-force book of business.
Current income tax payable and deferred income taxes. Our 2011 effective tax rate was relatively flat compared with 2010. As such, current income tax payable declined largely due to the decrease in earnings subsequent to our corporate reorganization.
For additional information, see the notes to our consolidated and combined financial statements.
Off-balance sheet arrangements. We have no off-balance sheet arrangements, as defined in the rules and regulations of the SEC, that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors.

Liquidity and Capital Resources
Dividends and other payments to us from our subsidiaries are our principal sources of cash. The primary uses of funds by the Parent Company include the payment of general operating expenses, the payment of dividends and the payment of principal and interest to Citi under the Citi note.
The liquidity requirements of our subsidiaries principally relate to the liabilities associated with their distribution and underwriting of insurance products (including the payment of claims), distribution of investment and savings products, operating expenses, income taxes and the payment of dividends. Historically, our insurance subsidiaries have used cash flow from operations associated with our in-force book of term life insurance to fund their liquidity requirements. Our insurance subsidiaries’ principal cash inflows from operating activities are derived from policyholder premiums and investment income earned on invested assets that support our statutory capital and reserves. We also derive cash inflows from the distribution of investment and savings products and other products. Our principal outflows relate to payments for ceded premiums and benefits and claims. The principal cash inflows from investment activities result from repayments of principal and investment income, while the principal outflows relate to purchases of fixed-maturity securities. We typically hold cash sufficient to fund operating flows, and invest any excess cash.
Our distribution and underwriting of term life insurance place significant demands on our liquidity, particularly when we experience growth. We pay a substantial majority of the sales commission during the first year following the sale of a policy. Our underwriting activities also require significant cash outflows at the inception of a policy’s term. Following and as a result of the Citi reinsurance transactions (without giving effect to any other factors), the cash flows from our retained in-force book of term life insurance policies were significantly lower. This has reduced our operating cash flows for the near to intermediate term; however, we anticipate that cash flows from our businesses, including our existing block of policies and our investment and savings products, will continue to provide us with sufficient liquidity to meet our operating requirements. Over the next few years, we expect our growing premium revenue base from policies issued after the Citi reinsurance transactions to increase operating cash flows.
Significant Transactions. In April 2011, we filed a shelf registration statement with the SEC that enables us to offer and sell to the public our equity and debt securities from time to time as we may determine and enables certain of our significant stockholders to resell our shares of common stock held by them. Specific information regarding the terms and securities which may be offered pursuant to this registration statement will be provided at the time of such offering. Net proceeds of any offering of securities by us pursuant to this registration statement may be used for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness or repurchases of shares of our outstanding common stock. Pursuant to this registration statement, Citi sold an aggregate of approximately 20.1 million shares of our common stock in the open market in April and December 2011, which significantly increased the public float of our common stock.
In October 2011, we received notification that the Massachusetts DOI had approved Primerica Life's request to pay a $200.0 million cash dividend to the Parent Company. The dividend was paid in November 2011 and funded via sales of invested assets and available cash.
In November 2011, we repurchased approximately 8.9 million shares of our common stock at a price of $22.42 per share, for a total purchase price of approximately $200.0 million. The per-share purchase price was determined based on the volume-weighted average price per share of Primerica common stock during the seven-day period

EX 99.3-29

prior to execution of the repurchase agreement. We funded the repurchase transaction with the funds from Primerica Life's dividend to the Parent Company.
We may seek to enhance our liquidity position or capital structure through borrowings from third-party sources, sales of debt or equity securities, reserve financing or some combination of these sources. The Model Regulation entitled Valuation of Life Insurance Policies, commonly known as Regulation XXX, requires insurers to carry statutory reserves for term life insurance policies with long-term premium guarantees which are often significantly in excess of the reserves that insurers deem necessary to satisfy claim obligations. Accordingly, many insurance companies have sought ways to reduce their capital needs by financing these excess reserves through bank financing, reinsurance arrangements and other financing transactions. We have completed a substantial amount of the work necessary to execute a XXX redundant reserve financing that could generate statutory capital for distribution to the Parent Company.
We are continuing to work on a XXX redundant reserve financing transaction and to evaluate how other capital options may fit into our capital strategy. As a result, no assurance is given as to whether such a transaction will be executed and, if executed, the structure, timing, and amount of any such transaction.
Cash Flows. Cash flows from operating activities are affected primarily by the timing of premiums received, commissions and fees received, benefits paid, commissions paid to sales representatives, administrative and selling expenses, investment income, and cash taxes. Our principal source of cash historically has been premiums received on term life insurance policies in force.
We typically generate positive cash flows from operating activities, as premiums, net investment income, commissions and fees collected from our insurance and investment and savings products exceed benefits, commissions and operating expenses paid, and we invest the excess. The components of the changes in cash and cash equivalents were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Net cash provided by operating activities	$87,971	$40,856	$715,596
Net cash provided by (used in) investing activities	128,699	739,574	(357,855)
Net cash used in financing activities	(207,312)	(1,289,893)	(56,427)
Effect of foreign exchange rate changes on cash	682	32,979	(1,146)
Change in cash and cash equivalents	$10,040	$(476,484)	$300,168
Operating activities. Net cash provided by operating activities was higher in 2011 largely due to higher 2010 income tax payments and other intercompany settlements paid to Citi in 2010 in connection with the Transactions. The effect of these 2010 items were partially offset by lower net investment income in 2011, primarily as a result of the Transactions. Net cash provided by operating activities for 2011 also reflects approximately $3.6 million of net purchases of trading securities by our broker-dealer subsidiary, compared with approximately $6.0 million of net sales and maturities in 2010.
The decrease in cash provided by operating activities for 2010, compared with 2009 was primarily the result of lower net cash flows on our term life insurance business and lower net investment income, both of which were substantially impacted by the Citi reinsurance transactions and our corporate reorganization. Additionally, there was an increase in income taxes paid in connection with the Citi reinsurance transactions. These cash outflows were partially offset by an increase in cash provided by our investment and savings products due to improved sales and higher values of client accounts on which we earn fees.
Investing activities. The decline in cash provided by investing activities in 2011 primarily reflects the impact of securities sales during the first quarter of 2010 as we increased our cash position to fund distributions to Citi in connection with the Transactions.
The increase in cash provided by investing activities for 2010, compared with 2009 was primarily the result of significant securities sales activity and lower securities purchases as we increased our cash position in anticipation of the Transactions.
Financing activities. The decrease in net cash used in financing activities in 2011 was primarily due to the impact of the 2010 distributions paid to Citi in connection with the Transactions as well as the first quarter of 2010 payment of

EX 99.3-30

the 2009 dividend declared to Citi. Net cash used in financing activities in 2011 also reflects the repurchase of our common stock from Citi in November 2011.
The increase in cash used in financing activities for 2010, compared with 2009 represents the cash payment of dividends paid to Citi as part of the Transactions, the cash portion of the Citi dividend declared in December 2009 and paid in January 2010, and the dividends to stockholders declared and paid in the third and fourth quarters of 2010.
Citi Note. In April 2010, we issued the $300.0 million Citi note as part of our corporate reorganization. Prior to the issuance of the Citi note, we had no outstanding debt. The Citi note bears interest at an annual rate of 5.5%, payable semi-annually in arrears on January 15 and July 15, and matures March 31, 2015.
We have the option to redeem the Citi note in whole or in part at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption. The terms of the Citi note also require us to use our commercially reasonable efforts to arrange and consummate an offering of investment-grade debt securities, trust preferred securities, surplus notes, hybrid securities or convertible debt that generates sufficient net cash proceeds to repay the Citi note in full at certain mutually agreeable dates, based on certain conditions.
We were in compliance with all of the covenants of the Citi note at December 31, 2011. No events of default or defaults occurred during the year ended December 31, 2011.
We calculate our debt-to-capital ratio by dividing total long-term debt by the sum of stockholders’ equity and total long-term debt. As of December 31, 2011, our debt-to-capital ratio was 18.4%.
Rating Agencies. As of December 31, 2011, the Parent Company's investment grade credit ratings for the senior unsecured debt, which it may elect to offer pursuant to its existing shelf registration statement at some time in the future, were as follows:

Agency	Senior debt rating
Moody's	Baa2, stable outlook
Standard & Poor's	A-, stable outlook
A.M. Best Company	a-, stable outlook
As of December 31, 2011, Primerica Life's financial strength ratings were as follows:

Agency	Financial strength rating
Moody’s	A2, stable outlook
Standard & Poor's	AA-, stable outlook
A.M. Best Company	A+, stable outlook
Fitch	A+, stable outlook
Risk-Based Capital. The NAIC has established RBC standards for U.S. life insurers, as well as a risk-based capital model act (the “RBC Model Act”) that has been adopted by the insurance regulatory authorities. The RBC Model Act requires that life insurers annually submit a report to state regulators regarding their RBC based upon four categories of risk: asset risk; insurance risk; interest rate risk and business risk. The capital requirement for each is determined by applying factors that vary based upon the degree of risk to various asset, premiums and reserve items. The formula is an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.
As of December 31, 2011, our U.S. life insurance subsidiaries had statutory capital substantially in excess of the applicable statutory requirements to support existing operations and to fund future growth. Following the November 2011 $200.0 million dividend from Primerica Life to the Parent Company, Primerica Life's RBC ratio remained well positioned to support existing operations and fund future growth.
In Canada, an insurer’s minimum capital requirement is overseen by OSFI and determined as the sum of the capital requirements for five categories of risk: asset default risk; mortality/morbidity/lapse risks; changes in interest rate environment risk; segregated funds risk and foreign exchange risk. As of December 31, 2011, Primerica Life Canada was in compliance with Canada’s minimum capital requirements as determined by OSFI.

EX 99.3-31

Securities Lending. We participate in securities lending transactions with brokers to increase investment income with minimal risk. See Notes 1 and 3 to our consolidated and combined financial statements for additional information.
Short-term Borrowings. We had no short-term borrowings as of or during the year ended December 31, 2011.
Contractual Obligations. Our contractual obligations, including payments due by period, were as follows:

	December 31, 2011
	Total Liability	Total Payments	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In millions)
Future policy benefits	$4,615	$16,624	$1,014	$1,991	$1,956	$11,663
Policy claims and other benefits payable	242	242	242	—	—	—
Other policyholder funds	341	341	341	—	—	—
Citi note	300	359	17	34	308	—
Commissions	18	255	114	41	33	67
Purchase obligations	5	29	17	11	1	—
Operating lease obligations	n/a	93	7	13	12	61
Current income tax payable	33	33	33	—	—	—
Total contractual obligations	$5,554	$17,976	$1,785	$2,090	$2,310	$11,791
Our liability for future policy benefits represents the present value of estimated future policy benefits to be paid, less the present value of estimated future net premiums to be collected. Net premiums represent the portion of gross premiums required to provide for all benefits and associated expenses. These benefit payments are contingent on policyholders continuing to renew their policies and make their premium payments. Our contractual obligations table discloses the impact of benefit payments that will be due assuming the underlying policy renewals and premium payments continue as expected in our actuarial models. The future policy benefits represented in the table are presented on an undiscounted basis, gross of any amounts recoverable through reinsurance agreements and gross of any premiums to be collected. We expect to fully fund the obligations for future policy benefits from cash flows from general account invested assets and from future premiums. These estimations are based on mortality and lapse assumptions comparable with our historical experience. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results.
Policy claims and other benefits payable represents claims and benefits currently owed to policyholders.
Other policyholders’ funds primarily represent claim payments left on deposit with us.
Commissions represent gross, undiscounted commissions that we expect to incur, contingent on the policyholders continuing to renew their policies and make their premium payments as noted above.
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms. These obligations consist primarily of accounts payable and certain accrued liabilities, including committed funds related to meetings and conventions for our independent sales force, plus a variety of vendor commitments funding our ongoing business operations.
Our operating lease obligations primarily relate to office and warehouse space and office equipment. In September 2011, we signed an agreement to lease a new build-to-suit facility which will replace and consolidate substantially all of our existing Duluth, Georgia-based executive and home office operations. We expect the building to be complete and ready for occupancy in the second quarter of 2013. The initial lease term will be 15 years with estimated minimum annual rental payments ranging from approximately $4.5 million at inception to approximately $5.6 million in year 15. The leases covering our existing Duluth, Georgia-based executive and home office operations will terminate in the second quarter of 2013. As such, we do not expect a material increase in our operating lease expenditures, however the period over which we are contractually obligated for the executive and home office lease will extend to 2028.
For additional information concerning our commitments and contingencies, see Note 16 to our consolidated and combined financial statements.

EX 99.3-32